Exhibit 99.1

Tri-S Security Announces Results

For the Year Ended December 31, 2005

ATLANTA – Thursday, March 30, 2006 – Tri-S Security Corp. (NASDAQ: TRIS), a provider of security services and equipment for government and private entities, today announced its expected results of operations for the year ended December 31, 2005.

All comparative financial results presented for the year ended December 31, 2004 include the stub period from January 1, 2004 through February 27, 2004 for Tri-S Security’s predecessor company, Paragon Systems, Inc. (“Paragon”), which Tri-S Security acquired on Feb. 27, 2004.

Revenue for 2005 increased $11,855,000 to $41,985,000, or 39.3%, compared to revenue of $30,130,000 for 2004. The increase in revenue is primarily attributable to Tri-S Security’s acquisition of The Cornwall Group, Inc. (“Cornwall”) in October 2005, the revenue of which is included in the consolidated results for the fourth quarter of 2005. The remainder of the increase in revenue for 2005 resulted from additional services provided under a contract with the General Service Administration pursuant to which Paragon provided services for the Hurricane Katrina relief effort.

The operating loss for 2005 was ($3,564,000) compared to an operating loss for 2004 of ($1,140,000). The increase in operating loss primarily resulted from the approximate $2.3 million in general and administrative costs incurred at Tri-S Security’s corporate office in order to manage the growth of the company and to comply with the regulatory requirements of being a public company. In addition, investments were made in Paragon’s operations in preparation for the significant growth expected in Paragon’s federal government contracting business. Investments included hiring an experienced management team, restructuring business development efforts and moving Paragon’s operations to the Washington, DC area in order to better serve its federal government customers. Further, Tri-S Security acquired and invested in Cornwall’s operations during the fourth quarter of 2005. Although Cornwall generated a $240,000 operating loss for the fourth quarter, Tri-S Security has implemented changes in Cornwall’s operations in order to grow revenues and reduce costs. Each of these short-term investments was completed in order to execute Tri-S Security’s corporate growth strategies for long-term success.

Income from Paragon’s equity interest in Army Fleet Services LLC, net of amortization was $1,777,000 in 2005 compared to $1,637,000 in 2004.

The net loss for 2005 was ($2,796,000) compared to ($757,000) for 2004. The increase in the net loss for 2005 was primarily attributable to increases in general and administrative costs. The basic and diluted loss per share for 2005 was ($0.86) compared to ($0.76).

Interest expense was $1,639,000 for 2005 compared to interest expense of $1,638,000 for 2004. In connection with Tri-S Security’s February 2004 Paragon acquisition, Tri-S issued approximately $13.7 million of promissory notes and redeemable preferred stock and incurred approximately $2.3 million of debt under its factoring facility. The promissory notes, redeemable stock and factoring facility debt remained outstanding for the remainder of 2004. Tri-S Security repaid the $7.7 million promissory notes with the proceeds from the IPO in February 2005.

In connection with Tri-S Security’s October 2005 Cornwall acquisition, Tri-S Security borrowed $5,165,000 under two term loans pursuant to a credit agreement, issued 10% convertible notes and warrants totaling $8,015,000 and increased its outstanding balance under its factoring facility. As a result of this increased debt, Tri-S Security incurred $906,000 of interest expense during the fourth quarter of 2005, bringing the total interest expense net for 2005 to $1,639,000.

At December 31, 2005 and continuing into the first quarter of 2006, Tri-S Security was in default under its factoring facility because the outstanding balance thereunder exceeds the maximum availability based upon the collateral formula in the governing factoring agreement. During that same period, Tri-S Security was also in default under its credit agreement due to cross default provisions. Tri-S Security’s lender has waived the defaults under the factoring agreement and credit agreement and has agreed to forbear from taking any steps in connection with such defaults until January 1, 2007. However, Tri-S Security has incurred and will continue to incur default rates of interest on the factoring facility and term loans as well as other fees associated with the defaults. Tri-S

Security intends to sell assets and/or raise additional debt or equity capital in order to pay down the factoring facility; however, there is no assurance that Tri-S Security will be able to consummate asset sales or raise capital on terms acceptable to it, if at all.

“Our year end results reflect the short-term investments we felt were necessary in order to reach our growth goals and expectations,” said Ronald Farrell, Chairman and CEO of Tri-S Security. “We recognize the need to address our debt issues and are taking necessary steps in order to do so. However, our short-term investments required us to deploy additional capital. Our further consideration and implementation of additional changes and operational-level efficiencies will help reduce our interest expense and debt. We are confident our investments have positioned the company to add and successfully grow significant new contracts in both the federal government and private sectors.”

Tri-S Security’s conference call to discuss year-end results is being webcast by ViaVid Broadcasting and can be accessed at Tri-S Security’s website at http://www.trissecurity.com. The webcast may also be accessed at ViaVid’s website at http://www.viavid.net. The webcast can be accessed through June 30, 2006 on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player, please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp

About Tri-S Security Corp.

Based in Atlanta, GA, Tri-S Security Corp. (NASDAQ: TRIS) is a provider of security services and equipment for government and private entities spanning a wide range of industries. Security services include uniformed guards, electronic monitoring systems, personnel protection, access control, crowd control and the prevention of sabotage, terrorist and criminal activities. As a leading aggregator of elite security companies, Tri-S Security is designed to build a strong enterprise in which to service a unique customer base that ensures America’s safety at home and work. Tri-S Security assumes responsibility for the marketing, infrastructure and overall operational performance for its subsidiaries. Tri-S Security’s management leverages highly trained government officers, experienced industry leaders, proven financial executives and infrastructure experts to consolidate the fragmented security industry into one efficient and effective security force.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Federal securities laws. Forward-looking statements are commonly identified by such terms and phrases as “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “projects” and other terms with similar meaning indicating potential impact on our business. Although we believe that the assumptions upon which such forward looking statements are based are reasonable, we can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from our projections and expectations are disclosed in our filings with the Securities and Exchange Commission, including the “Risk Factors” section set forth in our Annual Report on Form 10-K for the year ended December 31, 2004. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to their underlying assumptions. We do not undertake to publicly update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise. You may obtain and review our filings with the Securities and Exchange Commissions by visiting http://www.sec.gov.

Tri-S Security Corporation and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

			Predecessor Basis - Paragon Systems, Inc.
			January 1, 2004	Year ended
	Year ended	Year ended	to	December 31,
	December 31, 2005	December 31, 2004	February 27, 2004	2003
	(unaudited)

Revenues	$41,985	$25,425	$4,705	$29,395

Cost of revenues:
Direct labor	24,406	13,810	2,481	16,070
Indirect labor and other contract support costs	14,054	10,223	2,113	11,151
Amortization of customer contracts	677	298	—	—
	39,137	24,331	4,594	27,221
Gross profit	2,848	1,094	111	2,174

Selling, general and administrative	6,133	2,115	230	1,466
Amortization of intangible assets	279

Operating income (loss)	(3,564)	(1,021)	(119)	708

Income from joint venture, net	1,777	1,637

Interest and other income (expense):
Interest income	44	3	—	12
Interest expense	(1,383)	(1,380)	(11)	(30)
Interest on preferred stock subject to mandatory redemption	(300)	(250)	—
Other income (expense)	(266)
	(1,905)	(1,627)	(11)	(18)

Income (loss) before income taxes	(3,692)	(1,011)	(130)	690

Income tax expense (benefit)	(896)	(384)	—	40

Net income (loss)	$(2,796)	$(627)	$(130)	$650

Pro forma income tax expense (benefit)			(49)	262

Proforma net income (loss)			$(81)	$428

Basic net income (loss) per common share	$(0.86)	$(0.76)
Diluted net income (loss) per common share	$(0.86)	$(0.76)
Basic weighted average number of common shares	3,261	828
Diluted weighted average number of common shares	3,261	1,269

Tri-S Security Corporation and Subsidiaries

Consolidated Balance Sheets

(In thousands, except per share data)

	December 31, 2005	December 31, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$463	$313
Trade accounts receivable, net	10,988	5,312
Deferred initial public offering costs	—	633
Income taxes payable	—	200
Prepaid expenses and other assets	982	178

Total current assets	12,433	6,636

Property and equipment, less accumulated depreciation	1,467	325
Note receivable - officer	102	100
Investment in joint venture	8,698	8,302
Goodwill	15,544	7,747
Intangibles, net
Investment in contracts, net	5,990	1,172
Deferred loan cost, net	1,756	18
Intangibles, net	1,264	318

Total assets	$47,254	$24,618

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Trade accounts payable	$1,199	$351
Accrued interest expense	100	566
Accured Expenses	5,685	2,422
Income taxes payable	225	212
Factoring facility	7,191	3,092
Current portion of long term debt	20	—
Promissory Notes	—	7,706
Current portion of capital lease obligations	—	91

Total current liabilities	14,420	14,440

Other liabilities:
Capital lease obligations, less current portion	—	103
Income taxes payable	—	1,056
Term Loans	5,092	—
10% convertible notes	6,300
Deferred income taxes	5,026	3,287
Long term debt	500
Series C preferred stock subject to mandatory redemption	6,000	6,000

Total liabilities	37,338	24,886

Stockholders’ equity (deficit):
Preferred stock, $1.00 par value,
10,000,000 shares authorized
Series A convertible preferred stock
100,000 shares issued and outstanding		460
Series B convertible preferred stock,
40,000 shares issued and outstanding		196
Common stock, $1.00 par value, 1,000 shares authorized, 0 and 940 shares issued and outstanding	—	—
Common stock, $0.001 par value, 25,000,000 shares authorized, 3,338,700 and 827,832 shares issued and outstanding	3	1
Additional paid-in capital	13,749	115
Retained earnings (deficit)	(3,836)	(1,040)

Total stockholders’ equity (deficit)	9,916	(268)

Total liabilities and stockholders’ equity (deficit)	$47,254	$24,618

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Media Contact:

Tri-S Security Corp.

Ginger Lightburn, 678-808-1540, x 111

gingerlightburn@trissecurity.com

Or

Investors:

Alliance Advisors, LLC

Alan Sheinwald, 914-244-0062

asheinwald@allianceadvisors.net